EXHIBIT 1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”) is made and entered into pursuant to Rule 13d-1(k)(1) under the Securites Exchange Act of 1934, as of this 9th day of June 2009, by and among María Esther Aguirre Gómez, Francisco de Jesús Aguirre Gómez, María Adriana Aguirre Gómez, Ana María Aguirre Gómez, Carlos de Jesús Aguirre Gómez, Rafael Felipe de Jesús Aguirre Gómez, José Manuel Aguirre Gómez, IXE Banco S.A., as trustee of Trust No. F/632.

Each of the parties hereto hereby agrees to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on any Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Grupo Radio Centro, S.A.B. de C.V., a sociedad anónima bursátil de capital variable, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by it pursuant to the United States Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

IXE BANCO S.A., as trustee of, and solely on behalf of, Trust No. F/632

/s/ Alfredo Azpeitia Mera

By: Alfredo Azpeitia Mera

Attorney-in-Fact

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María Esther Aguirre Gómez

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Francisco de Jesús Aguirre Gómez

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María Adriana Aguirre Gómez

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Ana María Aguirre Gómez

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Carlos de Jesús Aguirre Gómez

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Rafael Felipe de Jesús Aguirre Gómez

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José Manuel Aguirre Gómez

*	/s/ Alfredo Azpeitia Mera
By: Alfredo Azpeitia Mera
Attorney-in-Fact